Exhibit 99.1

November 15, 2011

Dear Fellow Shareholder:

Our company has made tremendous progress over the last year, particularly in the last six months, which are highlighted in the Quarterly Report on Form 10-Q that we filed this week. We have increased our top-line sales numbers even while focusing on profitable customers. We have worked very hard to bring fixed costs down, to reduce the cost of our products by focusing on standardizing products, leveraging order activity to take advantage of discounts on component parts and carefully managing every aspect of our administrative expenses while improving our financial controls.

Financially, our Sales in the third quarter of 2011 were up 24% over the same period for 2010 ($708K from $570K) and up 70% for the first nine months of 2011 versus 2010. The gross margins in the quarter of 2011 were a positive $138K versus a loss of $268K in 2010. The losses, though still unacceptable, dropped in Q3 2011 to -$815K versus -$2,137K in 2010. What is not reflected in these numbers is the hard work the Sunovia team has put in that I believe will start reaping profitable benefits in the near future.

I am delighted to report to you that Sunovia showed a gross profit for the 3- month and the nine-month periods ended September 30, 2011.  This is a first in the company’s history, and we have been working with a razor-sharp focus on this effort for the last ninety days in particular. The financial statements included in our 10-Q show the specifics of much of this improvement, and I’ve highlighted below some of the significant factors that will serve the Company well in the months ahead.

-Our sales levels have grown steadily and at an impressive rate. We have increased sales by approximately 40% quarter on quarter with our current backlog estimated to allow us to ship over $1 million this quarter.

- We shipped $200,000 of orders in October -- usually a very slow month -- and we would have shipped more if we had sufficient cash to purchase component parts.

-We have greatly improved our efficiency and controls by focusing on and implementing cost reductions coupled to improving our pricing for profit margins on sales. We have reduced our number of employees from 15 in Q1 to 9 in Q3 while at the same time more than doubling our output. This improvement is due in part to our having increased the quality of our controls over product and overhead costs and standardizing our products.

-At the same time we have been developing new product concepts and developing major opportunities in emerging markets, particularly international markets. Though still too early to claim victory in any of these markets there are some very large “game-changing” opportunities we are pursuing while not distracting our strengthening US sales efforts. In the area of US sales our relationship as a “private label” supplier to Osram-Sylvania has been steadily developing and they are now our largest customer though still less than 20% of our total. As an aside, within our shareholders have emerged several of our top sales people representing us around the world.

We are optimistic that our improving performance will allow us to raise capital and fund an increasing percentage of our operations through earnings. To that end we are approved by the USCIS to raise $10 million through the EB-5 process and are intending that capital to be used to develop our next generation line of products and start automated manufacturing of those lower cost higher performance units here in Sarasota next year. This will provide us with a substantial competitive advantage from lower costs, a superior supply chain and greater “Made in America” capacity.

Thank you for your continued support of our company. You have been the heart and soul of the company and each one of us here at Sunovia is grateful for your perseverance which we hope will be rewarded soon.

With best regards,

/s/ Art Buckland
Art Buckland
Chief Executive Officer

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